SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                           INSPIRE PHARMACEUTICALS INC
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    457733103
                                 (CUSIP Number)

                                December 22, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     CLSP, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    486,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    486,900
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    486,900
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.5%
_____________________________________________________________________________-
    (12)  TYPE OF REPORTING PERSON
                    PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 3 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
    (1)   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    CLSP II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    659,400
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    659,400
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    659,400
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    2.1%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 4 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          CLSP/SBS I, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    191,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    191,900
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    191,900
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT
          IN ROW (9)
                    0.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 5 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CLSP/SBS II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)       CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    56,100
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    56,100
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    56,100
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    0.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 6 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Cooper Hill Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    465,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    465,700
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    465,700
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    1.5%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 7 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Cooper Hill Partners, LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,394,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,394,300
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    1,394,300
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    4.4%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    OO
_____________________________________________________________________________

Schedule 13G                                                     PAGE 8 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Casdin Capital, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,860,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,860,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    1,860,000
_____________________________________________________________________________
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    5.8%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    OO
_____________________________________________________________________________

Schedule 13G                                                     PAGE 9 OF 15

CUSIP No. 457733103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Jeffrey Casdin
_____________________________________________________________________________
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         1,860,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         1,860,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                         1,860,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    5.8%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                    IN

_____________________________________________________________________________

Schedule 13G                                                    PAGE 10 OF 15

ITEM 1(a).  NAME OF ISSUER:
            INSPIRE PHARMACEUTICALS INC

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            4222 Emperor Blvd, Suite 470, Durham, NC, 27703-8466

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:
         (i)  CLSP, L.P. ("CLSP"),
              a Delaware limited partnership, with respect to the Securities owned by it;
         (ii) CLSP II, L.P. ("CLSP II") a Delaware limited partnership, with respect to the Securities owned by it;
        (iii) CLSP/SBS I, L.P. ("CLSP/SBS I") a Delaware limited partnership, with respect to the Securities owned by it;
         (iv) CLSP/SBS II, L.P. ("CLSP/SBS II") a Delaware limited partnership, with respect to the Securities owned by it;
          (v) Cooper Hill Partners, L.P., a Delaware limited partnership with respect to the Securities held for CLSP Overseas, Ltd. ("CLSP Overseas"), a Cayman Islands exempted company;
         (vi) Cooper Hill Partners, LLC ("Cooper, LLC "), a Delaware limited liability company and the sole general partner of CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II;
        (vii) Casdin Capital, L.L.C. ("Casdin, LLC "), a Delaware limited liability company and the sole general partner of Cooper Hill Partners, L.P. and the managing member to Cooper, LLC with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II and CLSP Overseas; and
       (viii) Jeffrey Casdin a citizen of the United States, and the sole member of Casdin, LLC, the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper, LLC, with respect to Securities subject to the control of Cooper, LLC and Cooper Hill Partners, LP.

              The foregoing persons (other than CLSP Overseas) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G                                                  PAGE 11 OF 15

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 767 Third Avenue, 22nd Floor, New York, New York 10077. The business address of CLSP Overseas is c/o Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 G.T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I.

ITEM 2(c).  CITIZENSHIP:
             Cooper, LLC and Casdin, LLC are Delaware limited liability companies and CLSP, CLSP II, CLSP/SBS I, CLSP/SBS II and Cooper Hill Partners, L.P. are each a Delaware limited partnership. CLSP Overseas is a Cayman Islands exempted company. Jeffrey Casdin is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:                 457733103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G                                                    PAGE 12 OF 15

          (j) ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]


ITEM 4.   OWNERSHIP.
     A.   CLSP
          (a)  Amount beneficially owned: 486,900
          (b)  Percent of class: 1.5%
            (All percentages herein are based on 31,840,046 shares of Common
                  Stock reported to be outstanding as of October 15, 2003)

          (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote
                        0
                  (ii)  shared power to vote or to direct the vote
                        486,900
                 (iii)  sole power to dispose or to direct the disposition of
                        0
                  (iv) shared power to dispose or to direct the disposition of 486,900

     B.   CLSP II
          (a)  Amount beneficially owned: 659,400
          (b)  Percent of class: 2.1%
          (c)  Number of shares as to which such person has:
                    (i) sole power to vote or to direct the vote
                        0
                   (ii) shared power to vote or to direct the vote
                        659,400
                  (iii) sole power to dispose or to direct the disposition of
                        0
                   (iv) shared power to dispose or to direct the disposition of
                        659,400

     C.   CLSP/SBS I
          (a)  Amount beneficially owned: 191,900
          (b)  Percent of class: 0.6%
          (c)  Number of shares as to which such person has:
                    (i) sole power to vote or to direct the vote
                        0
                   (ii) shared power to vote or to direct the vote
                        191,900
                  (iii) sole power to dispose or to direct the disposition of
                        0

  Schedule 13G                                                    PAGE 13 OF 15

                  (iv) shared power to dispose or to direct the disposition of 191,900

     D.   CLSP/SBS II
          (a)  Amount beneficially owned: 56,100
          (b)  Percent of class: 0.2%
          (c)  Number of shares as to which such person has:
                    (i) sole power to vote or to direct the vote
                        0
                   (ii) shared power to vote or to direct the vote
                        56,100
                  (iii) sole power to dispose or to direct the disposition of
                        0
                   (iv) shared power to dispose or to direct the disposition of
                        56,100

     E.   Cooper Hill Partners, L.P.
          (a)  Amount beneficially owned: 465,700
          (b)  Percent of class: 1.5%
          (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote
                        0
                  (ii)  shared power to vote or to direct the vote
                        465,700
                 (iii)  sole power to dispose or to direct the disposition of
                        0
                  (iv) shared power to dispose or to direct the disposition of 465,700

     F.   Cooper, LLC
          (a)  Amount beneficially owned: 1,394,300
          (b)  Percent of class: 4.4%
          (c)  Number of shares as to which such person has:
                    (i) sole power to vote or to direct the vote
                        0
                   (ii) shared power to vote or to direct the vote
                        1,394,300
                  (iii) sole power to dispose or to direct the disposition of
                        0
                   (iv) shared power to dispose or to direct the disposition of
                        1,394,300

Schedule 13G                                                    PAGE 14 OF 15

     G.  Casdin, LLC
         (a)  Amount beneficially owned: 1,860,000
         (b)  Percent of class: 5.8%
         (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote
                        0
                  (ii)  shared power to vote or to direct the vote
                        1,860,000
                  (iv)  sole power to dispose or to direct the disposition of
                        0
                  (iv) shared power to dispose or to direct the disposition of 1,860,000

     H.   Jeffrey Casdin
          (a) Amount beneficially owned: 1,860,000
          (b) Percent of class: 5.8%
          (c) Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote
                        0
                  (ii)  shared power to vote or to direct the vote
                        1,860,000
                 (iii)  sole power to dispose or to direct the disposition of
                        0
                  (iv) shared power to dispose or to direct the disposition of 1,860,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II are each private investment partnerships, the sole general partner of which is Cooper, LLC. As the sole general partner of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II, Cooper, LLC has the power to vote and dispose of the Securities owned by each of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of Cooper, LLC is Casdin, LLC of which Jeffrey Casdin is the managing member

     Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. currently has the power to vote and dispose of the Securities held for the account of CLSP Overseas and, accordingly, may be deemed the "beneficial owner" of such Securities. Mr. Casdin is the managing member of Casdin, LLC, the general partner of Cooper Hill Partners, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

Schedule 13G                                                    PAGE 15 OF 15

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons and CLSP Overseas, Ltd. hereby make the following certification:

         By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:                              /s/ Jeffrey Casdin,
                                    JEFFREY CASDIN, individually,and
                                    as managing member of Cooper Hill
                                    Partners, LLC, and on behalf of CLSP,
                                    L.P., CLSP II, L.P., CLSP/SBS I, L.P.,
                                    and CLSP/SBS II, L.P. and as the sole
                                    member of Casdin Capital, L.L.C., the
                                    general partner of Cooper Hill Partners,
                                    L.P. and the managing member of Cooper
                                    Hill Partners, LLC.